EXHIBIT 5


April 28, 1995


Intermet Corporation
2859 Paces Ferry Road
Suite 1600
Atlanta, Georgia  30339

     Re:  Form S-8 Registration Statement - 1,500,000 Shares of Common
          Stock

Gentlemen:

     At your request, we have acted as counsel for Intermet Corpora-tion, a Georgia corporation (the "Company"), in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") relating to the Company's Executive Stock Option and Incentive Award Plan (the "Plan") and the proposed offer and sale of up to 1,500,000 shares of the Company's Common Stock, $0.10 par value per share (the "Shares") pursuant thereto.

     In connection with the preparation of said Registration State-ment, we have examined originals or copies of such corporate records, documents and other instruments relating to the authorization and issuance of the Shares as we have deemed relevant under the circumstances.

     On the basis of the foregoing, it is our opinion that:

     The proposed offer and sale pursuant to the Plan of the Shares have been duly authorized by the Board of Directors of the Company, and such Shares, when issued in accordance with the terms and conditions of the Plan, including receipt of shareholder approval, will be legally and validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an Exhibit to said Registration Statement and further consent to the use of our name under the heading "Legal Matters" in said Registration Statement.

                                   Sincerely,

                                   KILPATRICK & CODY



                                   By: /s/ Rupert M. Barkoff
                                      -------------------------
                                      Rupert M. Barkoff
                                      a Partner